Sheet1

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/18/2000	$ 6,000	Amsterdam Funding Corp	6.07%	05/23/2000
04/18/2000	5,000	CIT Group Holdings	5.00	04/24/2001
05/30/2000	8,017	Edison Asset Securitization	6.62	07/10/2000
06/16/2000	4,635	Kitty Hawk Funding Corp	6.63	09/11/2000
07/19/2000	8,700	Forrestal Funding	6.57	10/13/2000
08/17/2000	2,008	Intrepid Funding	6.51	10/20/2000
11/01/2000	5,837	Delaware Funding Corp.	6.53	02/07/2001
12/01/2000	1,069	Forrestal Funding	6.50	03/09/2001
12/01/2000	5,450	Forrestal Funding	6.50	03/12/2001
12/06/2000	7,114	Kitty Hawk Funding Corp	6.60	01/19/2001
12/18/2000	4,826	Motorola Credit Corp.	6.42	03/15/2001

Last Updated on 02/27/2001
By Win95 User